Exhibit 99.1

For Immediate Release
Spire Reports 2018 Results
Sets earnings guidance for fiscal 2019, raises dividend 5.3 percent

ST. LOUIS (Nov. 15, 2018) - Spire Inc. (NYSE: SR) today reported results for its fiscal 2018 full year and fourth quarter ended September 30. Highlights include:

•	Fiscal 2018 diluted earnings per share of $4.33, compared to $3.43 in fiscal 2017

•	Net economic earnings* per share of $3.72, up 4.5 percent from a year ago

•	Dividend increased to an annualized $2.37 per share

•	Long-term earnings growth target of 4-7 percent affirmed

•	Fiscal 2019 net economic earnings per share expected to be $3.70-$3.80

“I’m so proud of our Spire employees who delivered another year of solid performance. Together, we achieved higher earnings per share reflecting organic growth, investments in infrastructure upgrades, technology and new business, as well as strong performance by Spire Marketing. Of particular importance, we have achieved certainty in Missouri and Alabama regulatory outcomes,” said Suzanne Sitherwood, president and chief executive officer of Spire. “With regulatory resets behind us, we are focused on organic growth across our businesses, having recently named business unit presidents to lead these efforts. I’m excited about the coming year as we continue to grow and strengthen Spire for long-term success through our utilities and other businesses including Spire STL Pipeline. We’re well positioned to deliver both improved operating performance and increased earnings per share, while continuing to elevate the customer experience.”

Fiscal 2018 Results	Year ended September 30,
	(Millions)		(Per Diluted Share)
	2018	2017	2018	2017
Net Economic Earnings (Loss)* by Segment
Gas Utility	$183.1	$181.5	$3.71	$3.86
Gas Marketing	22.9	6.8	0.46	0.14
Other	(22.3)	(20.7)	(0.45)	(0.44)
Total	$183.7	$167.6	$3.72	$3.56
Missouri regulatory adjustments, pre-tax	(30.6)	—	(0.62)	—
Fair value adjustments, pre-tax	4.3	(5.7)	0.09	(0.12)
Acquisition-related adjustments, pre-tax	(13.6)	(4.0)	(0.28)	(0.09)
Income tax effect of adjustments	10.3	3.7	0.21	0.08
Effect of the Tax Cuts and Jobs Act	60.1	—	1.21	—
Net Income	$214.2	$161.6	$4.33	$3.43

Average Diluted Shares Outstanding	49.3	47.0
* Non-GAAP, see “Net Economic Earnings [Non-GAAP] and Reconciliation to GAAP.”

For fiscal 2018, we reported consolidated net income of $214.2 million (or $4.33 per diluted share) up from $161.6 million (or $3.43 per share) for the prior year. Net economic earnings (NEE) for the year were $183.7 million (or $3.72 per share) up from $167.6 million (or $3.56 per share) a year ago. This 4.5 percent increase in NEE per share includes slightly higher Gas Utility NEE, reflecting certain impacts of our Missouri rate cases and tax reform, and much stronger results from Gas Marketing, both of which were impacted by a 4.9 percent increase in diluted shares outstanding.
NEE excludes from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of other non-recurring or unusual items such as certain regulatory, legislative or GAAP standard-setting actions. In fiscal 2018, these impacts included the revaluation of deferred tax assets and liabilities due to the Tax Cuts and Jobs Act and the write-off of certain assets that were disallowed in our Missouri rate proceedings.
Gas Utility
The Gas Utility segment includes the regulated distribution operations of our five gas utilities across Alabama, Mississippi and Missouri. For fiscal 2018, NEE was $183.1 million, up from $181.5 million in 2017, reflecting a higher contribution margin and the benefit of the lower income tax rate, offset by higher operating expenses.
Contribution margin was $947.5 million, an increase of $8.5 million over the prior year, with $29.2 million due to higher volumetric usage at Spire Alabama and Spire Missouri, both of which experienced colder temperatures than a year ago. Contribution margin also benefited from an increase in Infrastructure System Replacement Surcharge (ISRS) revenues of $5.2 million and customer growth of $2.6 million. These increases were largely offset by a $20.6 million reduction due to a change in the rate design at our Missouri utilities, and by $11.2 million due to the timing of lower rates for Spire Alabama customers as a result of the decrease in the income tax rate. The Missouri rate design change, which was effective in April, shifts more of our margin and earnings from the warm summer months, including our fiscal fourth quarter, to the winter months (our fiscal first and second quarters).
Operation and maintenance (O&M) expenses of $455.6 million were up $50.6 million. Excluding $36.6 million in gross write-offs of disallowed O&M recoveries in our Missouri rate cases, O&M expenses increased $14.0 million. This increase includes $7.0 million in new amortization of pension, other postretirement costs and other regulatory assets as set in our Missouri rate cases. The increase also reflects higher employee-related costs and bad debt expense attributable to colder weather. Depreciation and amortization rose by $13.5 million, reflecting higher capital investment.
Gas Marketing
The Gas Marketing segment includes the operations of Spire Marketing, which provides natural gas marketing services across the country with its core footprint being in the central United States. NEE was $22.9 million, up from $6.8 million in the prior year. The higher earnings reflect improved market conditions driven by colder weather and temperature volatility that resulted in increased value from basis differentials (spreads) as well as transportation and storage optimization.
Other
Other non-utility operations and corporate costs on an NEE basis were $22.3 million up from $20.7 million a year ago. The increase is largely due to higher after-tax interest and other corporate costs partially offset by non-cash earnings associated with Spire STL Pipeline.

Quarterly Results	Three months ended September 30,
	(Millions)		(Per Diluted Share)
	2018	2017	2018	2017
Net Economic (Loss) Earnings* by Segment
Gas Utility	$(25.0)	$(5.8)	$(0.49)	$(0.12)
Gas Marketing	4.7	3.1	0.09	0.06
Other	(6.3)	(7.8)	(0.12)	(0.16)
Total	$(26.6)	$(10.5)	$(0.52)	$(0.22)
Fair value adjustments, pre-tax	0.6	(2.7)	0.01	(0.06)
Acquisition-related adjustments, pre-tax	(6.6)	(1.9)	(0.13)	(0.04)
Income tax effect of adjustments	0.6	1.8	0.01	0.04
Effect of the Tax Cuts and Jobs Act	6.1	—	0.12	—
Net Loss	$(25.9)	$(13.3)	$(0.51)	$(0.28)

Average Diluted Shares Outstanding	50.7	48.3
* Non-GAAP, see “Net Economic Earnings [Non-GAAP] and Reconciliation to GAAP.”

Our Gas Utility business is seasonal in nature, with earnings concentrated during the winter heating season. As a result, we typically report a loss in our fiscal fourth quarter ended September 30. For fiscal 2018, we reported a consolidated net loss for the fourth quarter of $25.9 million ($0.51 per share) compared to a loss of $13.3 million ($0.28 per share) in the prior-year period. On an NEE basis, the loss was $26.6 million ($0.52 per share) in fiscal 2018 compared to a loss of $10.5 million ($0.22 per share) a year ago. The larger seasonal loss in Gas Utility was driven by the rate design change in Missouri that shifts earnings out of warmer summer months and into the winter heating season, partially offset by higher Gas Marketing earnings.
Gas Utility
Gas Utility reported a loss on an NEE basis of $25.0 million for the fourth quarter of fiscal 2018, compared to a loss of $5.8 million for the same period a year ago. The lower results reflect a decrease in contribution margin and higher expenses. Contribution margin decreased by $9.8 million, largely due to the rate design changes at our Missouri utilities.
O&M expenses of $108.5 million were up $2.1 million, with the increase attributable to higher amortization of pension and other postretirement costs as well as higher employee-related expenses.
Gas Marketing
Fourth quarter fiscal 2018 NEE for Gas Marketing was $4.7 million, up $1.6 million from the prior-year period, reflecting favorable basis differentials and higher volumes that drove greater transportation optimization.
Other
Other non-utility operations and corporate costs on an NEE basis were $6.3 million in the fourth quarter of 2018, down from $7.8 million a year ago. The decrease is largely due to higher non-cash earnings associated with Spire STL Pipeline.

Dividend Increased by 5.3 Percent
Reflecting our solid performance in fiscal 2018 and expectations for continued growth, the board of directors of Spire increased the quarterly common stock dividend to $0.5925 per share, an increase of 5.3 percent. This raises the annualized rate by $0.12 per share to $2.37 per share. Spire has continuously paid a cash dividend since 1946, and 2019 will mark the 16th consecutive year that the dividend has increased. The dividend is payable January 3, 2019, to shareholders of record on December 11, 2018.
Balance Sheets and Cash Flow
In fiscal 2018, we continued to strengthen our capital structure while maintaining ample liquidity. At September 30, 2018, the end of our fiscal year, we had long-term capitalization of 52.2 percent equity, up 350 basis points compared to a year ago. The increase in equity capitalization includes our successful issuance of 2.3 million shares in May 2018, which resulted in net proceeds of $153 million.
Short-term borrowings outstanding at fiscal year-end were $553.6 million, up from $477.3 million a year ago, reflecting higher capital investment and the timing of long-term borrowing, including issuances planned for both Spire Missouri and Spire Alabama over the next few months.
Through our $975 million credit facility, we have ample capacity to meet our anticipated seasonal borrowing needs heading into the winter heating season. On October 31, 2018, Spire and the facility’s syndicate banks agreed to renew the facility at its current $975 million capacity and extend the term by two years to October 31, 2023.
Net cash provided by operating activities was $456.6 million for fiscal 2018, compared to $288.3 million for fiscal 2017. The increase was primarily driven by higher net income and a decrease in working capital.
Capital expenditures for fiscal 2018 were $499.4 million, up $61.3 million, or 14 percent, from the prior year, as we increased our investment in infrastructure upgrades and new business across all our utilities. The increase also reflects higher capital spend for Spire STL Pipeline and Spire Storage.
For additional details on Spire’s results for the fourth quarter and full year of fiscal 2018, please see the accompanying unaudited Consolidated Statements of Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Consolidated Statements of Cash Flow.

Spire STL Pipeline and Spire Storage
Spire STL Pipeline
We are progressing with Spire STL Pipeline, a planned 65-mile natural gas supply pipeline that will provide Spire Missouri East with access to lower-cost shale gas from the Marcellus/Utica producing regions. The pipeline will also enhance reliability and the diversity of our physical transport portfolio.
As reported earlier, on August 3, we received a Certificate of Public Convenience and Necessity from the Federal Energy Regulatory Commission (FERC), approving the project. On November 5, the FERC issued a Notice to Proceed, giving us the authority to begin construction. The notice confirms that we have satisfied all FERC requirements including their review of our implementation plan and that we have received all required permits.
We have completed the project schedule with our contractor, targeting an in-service date in the second half of calendar 2019, pending timely completion of land acquisitions. The estimated project cost remains $210 million - $225 million.

Spire Storage
We acquired a majority interest in a large natural gas storage facility in Wyoming in December 2017 and acquired the remaining interest in October 2018. In May 2018, we expanded our operations by acquiring a smaller adjacent storage facility. Our total investment in Spire Storage is $56 million. Spire Storage interconnects with five interstate pipelines, has access to the Rockies Express Pipeline, and is strategically located near the Opal hub. It is positioned to serve multiple regions and customers including utilities, power generators, marketers and pipelines.
We continue to integrate our Spire Storage facilities while investing in operational and physical improvements to expand capacity and capability to serve more customers. The operating results of Spire Storage, including integration costs, are included in Other, but are excluded from NEE in fiscal 2018.
Regulatory Matters
Alabama
The parameters of the annual rate setting mechanism in Spire Alabama – Rate Stabilization and Equalization (RSE) – was subject to review by the Alabama Public Service Commission (APSC) during the 2018 rate year. On October 25, 2018, the APSC approved a number of modified RSE parameters, including:

•	A return on equity (ROE) range of 10.15 - 10.65 percent with an adjusting point of 10.4 percent,

•	Capital structure of 55.5 percent equity, and

•	Modifications to the Cost Control Measurement used to track operating expenses and incent cost efficiencies through a sharing process.
In addition, the APSC established an Accelerated Infrastructure Modernization rider to encourage and incent Spire Alabama to accelerate the replacement of all its cast iron and bare steel distribution pipelines over a 15-year period. During the term of the program, Spire Alabama’s ROE will be adjusted by 10 basis points depending on its ability to meet the annual baseline for pipeline replacement miles.
On October 26, 2018, Spire Alabama and Spire Gulf made their annual RSE rate filings with the APSC, presenting each utility’s budget for the fiscal year ending September 30, 2019, including net income and a calculation of return on average common equity at the allowed levels described earlier. The filings are currently being reviewed and we anticipate that new rates will be effective December 1, 2018.
Missouri
Effective October 8, 2018, the Missouri Public Service Commission (MoPSC) approved ISRS revenues of $8.0 million for our Spire Missouri utilities, compared to a requested amount of $11.9 million. The amount not approved relates to costs for replacement of certain materials determined by the MoPSC to be non-ISRS eligible. Spire Missouri and the Office of Public Counsel have requested rehearing of this finding. The ISRS mechanism allows for more timely recovery of certain investments in infrastructure upgrades that improve the integrity and safety of our distribution pipeline system.

Earnings Guidance and Outlook
We affirm our longer-term NEE per share earnings growth target of 4-7 percent from a base of fiscal 2018 run-rate earnings after removing $0.17 per share of Spire Marketing’s performance (that is not expected to recur). Our long-term target reflects the certainty gained from the completion of regulatory resets in Missouri and Alabama that resulted in lower rates for our customers. It also reflects our expectation of continued growth of our gas utilities driven by organic growth initiatives as well as increasing capital investment focused on infrastructure upgrades, technology and new business. Our business mix is expected to remain predominately regulated and is expected to include growing contributions from our gas-related businesses.
Consistent with our long-term growth target, we expect fiscal 2019 NEE to be in the range of $3.70-$3.80 per share, reflecting growth across all of our businesses.
Capital expenditures for fiscal 2019 are expected to be $650 million, with investment in our gas utilities totaling $475 million and the remainder supporting our pipeline and storage businesses. We anticipate our capital investment for the 5-year period 2018-2022 to be $2.6 billion, and we expect most of that spend to be in our gas utilities, where more than 85 percent will be recovered in rates with minimal lag under regulatory mechanisms or reflected in earnings.
Conference Call and Webcast
Spire will host a conference call and webcast today to discuss its fiscal 2018 fourth quarter and full year financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time.

Date and Time:	Thursday, November 15
8:00 a.m. CT (9:00 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at Investors.SpireEnergy.com under the Events & presentations tab. A replay of the call will be available from 12:30 p.m. CT (1:30 p.m. ET) on November 15 until December 15 by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 10121465. A replay of the webcast will be available at SpireEnergy.com.
About Spire
At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million customers making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing, Spire STL Pipeline and Spire Storage. We are transforming our business and pursuing growth through 1) growing organically, 2) investing in infrastructure, 3) acquiring and integrating, and 4) innovation and technology. Learn more at SpireEnergy.com.

Cautionary Statements on Forward-Looking Information and Non-GAAP Measures
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with recent acquisitions. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-K for the fiscal year ended September 30, 2018, to be filed with the Securities and Exchange Commission later today.
This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. In fiscal 2018, these items included the revaluation of deferred tax assets and liabilities due to the Tax Cuts and Jobs Act and the write-off of certain long-standing assets as a result of disallowances in our Missouri rate proceedings. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and propane and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Consolidated Statements of Income - Unaudited
Spire Inc.
(In Millions, except per share amounts)

	Three months ended September 30,		Year ended September 30,
	2018	2017	2018	2017

Operating Revenues:
Gas Utility	$220.7	$240.9	$1,888.0	$1,660.0
Gas Marketing and other	18.5	17.8	77.0	80.7
Total Operating Revenues	239.2	258.7	1,965.0	1,740.7
Operating Expenses:
Gas Utility
Natural and propane gas	38.4	45.7	770.1	570.5
Other operation and maintenance expenses	108.5	106.4	455.6	405.0
Depreciation and amortization	45.1	39.5	167.0	153.5
Taxes, other than income taxes	24.3	25.6	152.5	137.8
Total Gas Utility Operating Expenses	216.3	217.2	1,545.2	1,266.8
Gas Marketing and other	42.5	39.6	140.1	152.2
Total Operating Expenses	258.8	256.8	1,685.3	1,419.0
Operating (Loss) Income	(19.6)	1.9	279.7	321.7
Other Income - Net	0.1	1.0	6.4	6.6
Interest Charges:
Interest on long-term debt	20.5	19.5	83.0	76.8
Other interest charges	3.9	3.4	15.4	12.3
Total Interest Charges	24.4	22.9	98.4	89.1
(Loss) Income Before Income Taxes	(43.9)	(20.0)	187.7	239.2
Income Tax (Benefit) Expense	(18.0)	(6.7)	(26.5)	77.6
Net (Loss) Income	$(25.9)	$(13.3)	$214.2	$161.6

Weighted Average Number of Common Shares Outstanding:
Basic	50.6	48.1	49.1	46.9
Diluted	50.7	48.3	49.3	47.0

Basic (Loss) Earnings Per Share of Common Stock	$(0.51)	$(0.28)	$4.35	$3.44
Diluted (Loss) Earnings Per Share of Common Stock	$(0.51)	$(0.28)	$4.33	$3.43
Dividends Declared Per Share of Common Stock	$0.5625	$0.525	$2.25	$2.10

Condensed Consolidated Balance Sheets - Unaudited
Spire Inc.
(In Millions)

	September 30,	September 30,
	2018	2017
Assets
Utility Plant	$5,653.3	$5,278.4
Less: Accumulated depreciation and amortization	1,682.8	1,613.2
Net Utility Plant	3,970.5	3,665.2
Non-utility Property	174.5	52.0
Goodwill	1,171.6	1,171.6
Other Investments	68.7	64.2
Other Property and Investments	1,414.8	1,287.8
Current Assets:
Cash and cash equivalents	4.4	7.4
Accounts receivable (net of allowance for doubtful accounts)	296.8	271.4
Inventories	210.3	225.8
Other	148.1	220.9
Total Current Assets	659.6	725.5
Deferred Charges and Other Assets	798.7	868.2
Total Assets	$6,843.6	$6,546.7

Capitalization and Liabilities
Capitalization:
Common stock and paid-in capital	$1,533.4	$1,373.9
Retained earnings	715.6	614.2
Accumulated other comprehensive income	6.4	3.2
Total Shareholders' Equity	2,255.4	1,991.3
Redeemable noncontrolling interest	7.9	—
Long-term debt	1,900.1	1,995.0
Total Capitalization	4,163.4	3,986.3
Current Liabilities:
Current portion of long-term debt	175.5	100.0
Notes payable	553.6	477.3
Accounts payable	290.1	257.1
Accrued liabilities and other	302.5	263.5
Total Current Liabilities	1,321.7	1,097.9
Deferred Credits and Other Liabilities:
Deferred income taxes	435.8	707.5
Pension and postretirement benefit costs	180.2	237.4
Asset retirement obligations	321.1	296.6
Regulatory liabilities	354.6	157.2
Other	66.8	63.8
Total Deferred Credits and Other Liabilities	1,358.5	1,462.5
Total Capitalization and Liabilities	$6,843.6	$6,546.7

Condensed Consolidated Statements of Cash Flow - Unaudited
Spire Inc.
(In Millions)

	Year ended September 30,
	2018	2017
Operating Activities:
Net Income	$214.2	$161.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	168.4	154.1
Deferred income taxes and investment tax credits	(28.7)	77.0
Changes in assets and liabilities	58.5	(108.6)
Other	44.2	4.2
Net cash provided by operating activities	456.6	288.3

Investing Activities:
Capital expenditures	(499.4)	(438.1)
Business acquisitions, net of cash acquired, and related settlements	(28.1)	3.8
Other	(4.2)	0.8
Net cash used in investing activities	(531.7)	(433.5)

Financing Activities:
Repayment of long-term debt	(105.0)	(393.8)
Issuance of long-term debt	75.0	420.0
Issuance of short-term debt, net	76.3	78.6
Issuance of common stock	154.7	146.9
Dividends paid	(108.7)	(96.2)
Other	(3.2)	(8.1)
Net cash provided by financing activities	89.1	147.4

Net Increase in Cash, Cash Equivalents, and Restricted Cash	14.0	2.2
Cash, Cash Equivalents, and Restricted Cash at Beginning of Year	7.4	5.2
Cash, Cash Equivalents, and Restricted Cash at End of Year	$21.4	$7.4

Net Economic (Loss) Earnings [Non-GAAP] and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Consol- idated	Per Diluted Share(2)
Three Months Ended September 30, 2018
Net (Loss) Income [GAAP]	$(21.8)	$4.9	$(9.0)	$(25.9)	$(0.51)
Adjustments, pre-tax:
Unrealized gain on energy-related derivatives	—	(0.6)	—	(0.6)	(0.01)
Acquisition, divestiture and restructuring activities	—	—	6.6	6.6	0.13
Income tax effect of adjustments (1)	0.1	0.2	(0.9)	(0.6)	(0.01)
Effect of the Tax Cuts and Jobs Act	(3.3)	0.2	(3.0)	(6.1)	(0.12)
Net Economic (Loss) Earnings [Non-GAAP]	$(25.0)	$4.7	$(6.3)	$(26.6)	$(0.52)
Diluted EPS [GAAP]	$(0.43)	$0.10	$(0.18)	$(0.51)
Net Economic EPS [Non-GAAP] (2)	$(0.49)	$0.09	$(0.12)	$(0.52)

Three Months Ended September 30, 2017
Net (Loss) Income [GAAP]	$(6.5)	$1.5	$(8.3)	$(13.3)	$(0.28)
Adjustments, pre-tax:
Unrealized loss on energy-related derivatives	—	2.8	—	2.8	0.06
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.1)	—	(0.1)	—
Acquisition, divestiture and restructuring activities	1.2	—	0.7	1.9	0.04
Income tax effect of adjustments (1)	(0.5)	(1.1)	(0.2)	(1.8)	(0.04)
Net Economic (Loss) Earnings [Non-GAAP]	$(5.8)	$3.1	$(7.8)	$(10.5)	$(0.22)
Diluted EPS [GAAP]	$(0.14)	$0.03	$(0.17)	$(0.28)
Net Economic EPS [Non-GAAP] (2)	$(0.12)	$0.06	$(0.16)	$(0.22)

(1) Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items and then adding any estimated effects of enacted state or local income tax laws for periods before the effective date.
(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation.
Note: EPS amounts by segment represent contributions to Spire’s consolidated EPS.

Net Economic Earnings (Loss) [Non-GAAP] and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Consol- idated	Per Diluted Share(2)
Year Ended September 30, 2018
Net Income [GAAP]	$144.4	$24.9	$44.9	$214.2	$4.33
Adjustments, pre-tax:
Missouri regulatory adjustments	30.6	—	—	30.6	0.62
Unrealized gain on energy-related derivatives	—	(4.0)	—	(4.0)	(0.08)
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.3)	—	(0.3)	(0.01)
Acquisition, divestiture and restructuring activities	0.2	—	13.4	13.6	0.28
Income tax effect of adjustments (1)	(9.1)	1.2	(2.4)	(10.3)	(0.21)
Effect of the Tax Cuts and Jobs Act	17.0	1.1	(78.2)	(60.1)	(1.21)
Net Economic Earnings (Loss) [Non-GAAP]	$183.1	$22.9	$(22.3)	$183.7	$3.72
Diluted EPS [GAAP]	$2.92	$0.50	$0.91	$4.33
Net Economic EPS [Non-GAAP] (2)	$3.71	$0.46	$(0.45)	$3.72

Year Ended September 30, 2017
Net Income (Loss) [GAAP]	$180.5	$3.4	$(22.3)	$161.6	$3.43
Adjustments, pre-tax:
Unrealized loss on energy-related derivatives	0.1	5.9	—	6.0	0.13
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.3)	—	(0.3)	(0.01)
Acquisition, divestiture and restructuring activities	1.5	—	2.5	4.0	0.09
Income tax effect of adjustments (1)	(0.6)	(2.2)	(0.9)	(3.7)	(0.08)
Net Economic Earnings (Loss) [Non-GAAP]	$181.5	$6.8	$(20.7)	$167.6	$3.56
Diluted EPS [GAAP]	$3.83	$0.07	$(0.47)	$3.43
Net Economic EPS [Non-GAAP] (2)	$3.86	$0.14	$(0.44)	$3.56

(1) Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items and then adding any estimated effects of enacted state or local income tax laws for periods before the effective date.
(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation.
Note: EPS amounts by segment represent contributions to Spire’s consolidated EPS.

Contribution Margin [Non-GAAP] and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended September 30, 2018
Operating (Loss) Income [GAAP]	$(17.3)	$6.1	$(8.4)	$—	$(19.6)
Operation and maintenance expenses	110.6	2.3	12.5	(2.6)	122.8
Depreciation and amortization	45.1	—	0.4	—	45.5
Taxes, other than income taxes	24.3	—	0.4	—	24.7
Less: Gross receipts taxes	(11.3)	—	—	—	(11.3)
Contribution Margin [Non-GAAP]	151.4	8.4	4.9	(2.6)	162.1
Natural and propane gas expense	58.1	7.9	0.1	(0.3)	65.8
Gross receipts tax expense	11.3	—	—	—	11.3
Operating Revenues [GAAP]	$220.8	$16.3	$5.0	$(2.9)	$239.2

Three Months Ended September 30, 2017
Operating Income (Loss) [GAAP]	$1.3	$2.3	$(1.7)	$—	$1.9
Operation and maintenance expenses	107.4	1.5	3.4	(1.6)	110.7
Depreciation and amortization	39.5	—	0.2	—	39.7
Taxes, other than income taxes	25.6	0.2	—	—	25.8
Less: Gross receipts taxes	(12.6)	—	—	—	(12.6)
Contribution Margin [Non-GAAP]	161.2	4.0	1.9	(1.6)	165.5
Natural and propane gas expense	67.1	13.5	0.1	(0.1)	80.6
Gross receipts tax expense	12.6	—	—	—	12.6
Operating Revenues [GAAP]	$240.9	$17.5	$2.0	$(1.7)	$258.7

Year Ended September 30, 2018
Operating Income (Loss) [GAAP]	$262.2	$33.8	$(16.3)	$—	$279.7
Operation and maintenance expenses	464.1	7.4	30.3	(10.1)	491.7
Depreciation and amortization	167.0	—	1.4	—	168.4
Taxes, other than income taxes	152.5	0.2	0.8	—	153.5
Less: Gross receipts taxes	(98.3)	(0.1)	—	—	(98.4)
Contribution Margin [Non-GAAP]	947.5	41.3	16.2	(10.1)	994.9
Natural and propane gas expense	842.6	30.2	0.3	(1.4)	871.7
Gross receipts tax expense	98.3	0.1	—	—	98.4
Operating Revenues [GAAP]	$1,888.4	$71.6	$16.5	$(11.5)	$1,965.0

Year Ended September 30, 2017
Operating Income (Loss) [GAAP]	$321.6	$5.2	$(5.1)	$—	$321.7
Operation and maintenance expenses	409.1	5.9	11.8	(5.5)	421.3
Depreciation and amortization	153.5	0.1	0.5	—	154.1
Taxes, other than income taxes	137.8	0.5	0.2	—	138.5
Less: Gross receipts taxes	(83.0)	(0.1)	—	—	(83.1)
Contribution Margin [Non-GAAP]	939.0	11.6	7.4	(5.5)	952.5
Natural and propane gas expense	645.9	67.6	0.3	(8.7)	705.1
Gross receipts tax expense	83.0	0.1	—	—	83.1
Operating Revenues [GAAP]	$1,667.9	$79.3	$7.7	$(14.2)	$1,740.7